           Exhibit 99.1
United
News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

UAL CORPORATION REPORTS FIRST-QUARTER 2005 RESULTS

First-Quarter Operating Loss of $250 Million Slightly Worse than 2004
Despite a $202 Million Higher Fuel Expense

Mainline Unit Costs Up 1 percent; Excluding Fuel, Mainline Unit Costs Down 4 percent

Bankruptcy Court Approves Essential Pension Agreement

            CHICAGO, May 11, 2005 -UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today reported its first-quarter 2005 financial results.

            UAL reported a first-quarter operating loss of $250 million due primarily to continuing high fuel costs. This compares with a $211 million operating loss in the first quarter of 2004. UAL reported a net loss of $1.1 billion, or a loss per basic share of $9.23, which includes $768 million in reorganization items. Reorganization items include two large non-cash items: a curtailment charge of $433 million related to the Pension Benefit Guaranty Corporation's (PBGC) motion to terminate the company's defined benefit pension plan for ground employees, and $294 million in charges related to the rejection of aircraft. Excluding the reorganization items, UAL's net loss for the first quarter totaled $302 million, or a loss per basic share of $2.62.

            Resolving one of the most significant issues remaining in the company's restructuring, on Tuesday the Bankruptcy Court approved an agreement with the PBGC which provides for the settlement and compromise of various disputes and controversies with respect to United's defined benefit pension plans.

            "In an extremely tough industry environment, we made progress in executing our business plan," said Glenn Tilton, United's chairman, CEO and president. "By maintaining focus on United's customers, our employees turned in operational performance near top levels in the company's history. Our revenue plan is also tracking well against the reallocation of capacity to robust international markets, with more improvement to come. Progress to reduce costs throughout the system has been substantial and we are pressing ahead to further reduce costs and inefficiencies in all areas of the business."

United's Restructuring Progress Continues

            Thus far in 2005, United continued to advance its restructuring activities. As part of the recent restructuring efforts, United:

    Requested and received Bankruptcy Court approval to extend until July 1, 2005 its exclusive right to file a Plan of Reorganization for the company, with the support of the company's Official Committee of Unsecured Creditors;
    Reached ratified labor agreements with four of its six unions and the company continues to work with the remaining unions to reach consensual agreements; and
    Received Court approval of a settlement agreement with the PBGC regarding the termination of all of United's defined benefit pension plans
            Jake Brace, United's executive vice president and chief financial officer, said, "Termination and replacement of the pension plans is something we tried very hard to avoid, but it simply proved unavoidable. This is a difficult but necessary step which will move us significantly closer to exiting bankruptcy as a sustainable, viable enterprise."

Revenue results

            Results for the first quarter of 2005 reflect a 2 percent reduction in system capacity compared with the same period last year. During the quarter, passenger unit revenue decreased 1 percent and yield decreased 4 percent, compared to first quarter last year. Excluding $60 million of out-of-period revenue adjustments in the first quarter of 2004, United's system passenger revenue per available seat mile increased 1.3 percent, outpacing average industry performance. On a domestic mainline capacity decrease of 10 percent and again excluding the domestic portion of the revenue adjustment, United's domestic passenger revenue per available seat mile increased 1.0 percent, also outpacing average industry performance. System load factor increased 3 points to 78.2 percent, as traffic increased 2 percent. United is pleased with the results of its decisions to move capacity to international markets and to address the issue of overcapacity on domestic routes.

Operating Expenses

            Total operating expenses for the quarter were $4.2 billion, up 1 percent from the year-ago quarter on a 2 percent decrease in capacity -largely driven by fuel. Excluding UAFC and fuel, mainline operating expenses per available seat mile decreased 4 percent. For more information on UAFC, see note 4.

            Salaries and related costs were down 17 percent, or $216 million, primarily reflecting recent labor and management cost reductions and a 5 percent reduction in manpower. Fuel expense was $202 million higher than in the first quarter 2004. Average fuel price for the quarter was $1.46 per gallon (including taxes), up 36 percent year-over-year.

            The company had an effective tax rate of zero for all periods presented, which makes UAL's pre-tax loss the same as its net loss.

Cash

            The company ended the quarter with an unrestricted cash balance of $1.4 billion, and a restricted cash balance of $885 million, for a total cash balance of $2.3 billion. The cash balance increased by $167 million during the quarter.

            "The fact that United is cash-flow positive in the face of record fuel costs demonstrates that restructuring is delivering results," Brace added.

Operations

            During the first quarter, the annual Airline Quality Rating (AQR) study conducted by Wichita State University was released. According to the study, United was one of only four airlines - and the only major U.S. carrier - that improved service in 2004. Among the seven major carriers, United was number one in on-time arrivals for the twelve months ending March 2005, as reported by the U.S. Department of Transportation's May, 2005 Air Travel Consumer Report.

            In addition, employee productivity (available seat miles divided by employee equivalents) was up 4 percent for the quarter compared to the same period in 2004.

Outlook

            United expects second-quarter system mainline capacity to be down about 3 percent year-over-year. System mainline capacity for 2005 is expected to be about 3 percent lower than 2004.

            The company projects fuel prices for the second quarter, including taxes and excluding the impact of hedges, to average $1.66 per gallon. The company has 20 percent of its expected fuel consumption for the second quarter hedged at an average of $1.31 per gallon, including taxes. Even if fuel prices are in the mid-fifty U.S. dollar per barrel range, United projects it would generate positive operating cash flow in the second quarter.

            United has made significant progress toward achieving the economic structure the company must have to build a competitive, sustainable business. United expects to see continued improvements in the second quarter as the company realizes the positive effects of additional restructuring savings, a shift in capacity to international markets, and business improvements initiatives already underway.

March Monthly Operating Report

            UAL today also filed with the United States Bankruptcy Court its Monthly Operating Report for March. The company posted a $54 million operating profit for March. "Although we had a modest profit in the seasonally strong month of March, we need to complete our restructuring to be a viable company," said Brace. UAL met the requirements of its debtor-in-possession (DIP) financing.

               News releases and other information about United Airlines can be found at the company's website, www.united.com.

            Note 6 to the attached Statements of Consolidated Operations provides a reconciliation of net loss reported under GAAP to net loss excluding special items for all periods presented, as well as a reconciliation of other financial measures, including and excluding special charges.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to comply with the terms of the DIP financing or negotiate modifications or amendments thereto as necessary; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the Company to propose and confirm one or more plans of reorganization; the potential adverse impact of the Chapter 11 cases on the Company's liquidity or results of operations; the appointment of a Chapter 11 trustee or conversion of the cases to Chapter 7; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions; the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; government legislation and regulation; the ability of the Company to maintain satisfactory labor relations; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

UAL CORPORATION AND SUBSIDIARY COMPANIES
DEBTOR AND DEBTOR-IN-POSSESSION
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Three Months Ended March 31
2005	2004	% Change
Operating revenues:
Passenger - United Airlines	$ 2,916	$ 2,991	(2.5)
- Regional Affiliates	524	440	19.1
Cargo	172	148	16.2
Other operating revenues	303	330	(8.2)
3,915	3,909	0.2
Operating expenses:
Salaries and related costs	1,033	1,249	(17.3)
Aircraft fuel	805	603	33.5
Purchased services	361	352	2.6
Aircraft rent	120	137	(12.4)
Landing fees and other rent	233	231	0.9
Depreciation and amortization	213	230	(7.4)
Aircraft maintenance	219	185	18.4
Commissions	77	81	(4.9)
Regional affiliates	645	551	17.1
Other operating expenses	459	501	(8.4)
4,165	4,120	1.1

Loss from operations	(250)	(211)	18.5

Other income (expense):
Interest expense	(109)	(120)	(9.2)
Interest capitalized	(5)	-	-
Interest income	4	10	(60.0)
Non-operating special charge	-	(13)	(100.0)
Miscellaneous, net	58	8	625.0
(52)	(115)	(54.8)

Loss before reorganization items, equity in losses of affiliates
and income taxes	(302)	(326)	(7.4)
Reorganization items, net	(768)	(130)	490.8

Loss before equity in losses of affiliates and income taxes	(1,070)	(456)	134.6
Equity in losses of affiliates	-	(3)	(100.0)

Loss before income taxes	(1,070)	(459)	133.1
Provision (credit) for income taxes	-	-
Net loss	$ (1,070)	$ (459)	133.1

Loss per share, basic	$ (9.23)	$ (4.17)

Weighted average shares	116.2	110.6
_____________
See accompanying notes.

Consolidated Notes (Unaudited)

(1)	UAL Corporation ("UAL" or the "Company") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). On December 9, 2002, UAL, United and twenty-six direct and indirect wholly owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois.

(2)	In connection with its bankruptcy proceedings, the Company recorded the following reorganization items:
Three-month Period
2005	2004
Curtailment charge	$ 433	$ -
Aircraft rejection charges	294	121
Professional fees	44	34
Severance and employee retention	7	7
Interest income	(7)	(4)
Other	(3)	(28)
$ 768	$ 130

Aircraft rejection costs include the Company's estimate of claims incurred as a result of the rejection of certain aircraft as part of the bankruptcy process. In the first quarter of 2005, the Company recognized a pension curtailment charge of $433 million associated with a motion filed by the Pension Benefit Guaranty Corporation to involuntarily terminate (on March 11, 2005) the Company's defined benefit pension plan for covered members of certain ground employees. Based upon the involuntary nature of the termination of the defined benefit pension plan and its direct relationship to the Company's reorganization, the 2005 curtailment charge is classified as a reorganization expense.

(3)	In the first quarter of 2004, the Company recorded an out-of-period revenue adjustment of $60 million and a $13 million non-operating special item as a result of its write-down of the non-operating B767-200s to net realizable value.

(4)	Included in other operating income in UAL's results of operations are the results of its wholly owned subsidiary United Aviation Fuels Corporation ("UAFC"). For the first quarter of 2005 and 2004, UAFC recorded revenues for fuel sales to third parties of $56 million and $129 million, respectively, and related expenses of $54 million and $128 million, respectively.

(5)	In the first quarter of 2005, the Company recognized a non-operating gain of $42 million in miscellaneous, net to record the impact of ineffective fuel hedges.

(6)	Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that the reported non-GAAP financial results provide management and investors a better perspective of on-going financial performance and trends by excluding these special items for comparative purposes. Statistical information is for United mainline jet operations only.

Three-month Period
In Millions	EPS
2005	2004	2005	2004
GAAP net loss	$ (1,070)	$ (459)	$ (9.23)	$ (4.17)
Adjusted for:
Revenue Adjustment	-	(60)	-	(0.52)
Special non-operating items	-	13	-	0.11
Reorganization items, net	768	130	6.61	1.17
$ (302)	$ (376)	$ (2.62)	$ (3.41)

Three-month Period	%
Cost per asm - CASM (cents)	2005	2004	Change
GAAP mainline operating expense per asm	10.28	10.22	0.6
Less: UAFC*	(0.16)	(0.36)	(55.6)
Mainline operating expense per asm excluding UAFC*	10.12	9.86	2.6
Less: fuel	(2.35)	(1.73)	35.8
Mainline operating expense per asm excluding UAFC*
and fuel	7.77	8.13	(4.4)

Three-month Period	%
Yield (cents)	2005	2004	Change
GAAP passenger revenue per rpm	10.83	11.31	(4.2)
Less: revenue adjustment	0.00	(0.17)	(100.0)
Passenger revenue per rpm excl revenue adjustment	10.83	11.14	(2.8)

Operating revenue per asm - RASM (cents)
GAAP mainline operating revenue per asm	9.90	9.94	(0.4)
Less: revenue adjustment	0.00	(0.17)	(100.0)
Mainline operating revenue per asm excluding
revenue adjustment	9.90	9.77	1.3
Less: UAFC*	(0.16)	(0.38)	(57.9)
Mainline operating revenue per asm excluding
revenue adjustment and UAFC*	9.74	9.39	3.7

Passenger revenue per asm - PRASM (cents)
GAAP mainline passenger revenue per asm	8.51	8.57	(0.7)
Less: revenue adjustment	0.00	(0.17)	(100.0)
Mainline passenger revenue per asm excluding
revenue adjustment	8.51	8.40	1.3

GAAP mainline domestic passenger revenue per asm	8.85	8.94	(1.0)
Less: revenue adjustment	0.00	(0.18)	(100.0)
Mainline domestic passenger revenue per asm
excluding revenue adjustment	8.85	8.76	1.0

* UAFC's third party revenues and expenses are not derived from mainline jet operations. Therefore, UAL has excluded these revenues and expenses from the above reported GAAP financial measures. See Note 4 above for more details.
UAL CORPORATION AND SUBSIDIARY COMPANIES
DEBTOR AND DEBTOR-IN-POSSESSION

Three Months Ended March 31
2005	2004	% Change
OPERATING STATISTICS
United Mainline Jet Operations

Revenue passengers (in thousands)	15,667	15,968	(1.9)

Revenue passenger miles (in millions)	26,784	26,277	1.9

Available seat miles (in millions)	34,259	34,910	(1.9)

Passenger load factor (percent)	78.2	75.3	2.9 pt.

Breakeven passenger load factor (percent)	84.9	80.6	4.3 pt.

GAAP passenger revenue per passenger mile - yield (cents)	10.83	11.31	(4.2)

Passenger revenue per passenger mile excluding revenue adjustment - yield (cents)	10.83	11.14	(2.8)

GAAP passenger revenue per available seat mile - PRASM (cents)	8.51	8.57	(0.7)

Passenger revenue per available seat mile excluding revenue adjustment - PRASM (cents)	8.51	8.40	1.3

GAAP operating revenue per available seat mile - RASM (cents)	9.90	9.94	(0.4)

Operating revenue per available seat mile excluding revenue adjustment - RASM (cents)	9.90	9.77	1.3

Operating revenue per available seat mile excluding revenue adjustment and
UAFC - RASM (cents)	9.74	9.39	3.7

GAAP operating expense per available seat mile - CASM (cents)	10.28	10.22	0.6

Operating expenses per available seat mile excluding UAFC - CASM (cents)	10.12	9.86	2.6

Operating expenses per available seat mile excluding UAFC and fuel
expense - CASM (cents)	7.77	8.13	(4.4)

Average price per gallon of jet fuel (cents)	146.5	107.4	36.4

Number of aircraft in operating fleet at end of period	466	530	(12.1)

Average full-time equivalent employees (thousands)	56.3	59.4	(5.2)

ASMs per equivalent employees - productivity (thousands)	609	588	3.6

Average stage length (thousands)	1,361	1,285	5.9